Exhibit 99.2

Harbin Electric Expands into Linear Motor Based Freight Trains for Coal Transportation

Harbin, China, May 19, 2009 – Harbin Electric, Inc. (“Harbin Electric” or the “Company”: NASDAQ: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People Republic of China, today announced that the Company has signed an agreement with a domestic Maglev technology company to co-develop a linear motor-driven freight train system for coal transportation. Under the agreement, the initial phase of the project is to build 850 meter long testing line in a coal mine in inner-Mongolia.

Once the testing line is validated, the project is expected to expand to a 32 km long coal transportation line in inner-Mongolia. Harbin Electric will be responsible to provide linear motor driving systems including the motors’ primary and secondary components for the entire transportation line. For the initial testing line, the Company will deliver 5 linear motors to be integrated with the train along with a total of 850 meter long secondary components to be installed on the train track before the end of June 2009.

“I am very excited about this project,” said Tianfu Yang, Chairman and Chief Executive Officer of Harbin Electric. “Not only because it is the first of its kind in the mining industry and in the electric motor industry in China, but also because it opens a new market potential for us and we believe that the potential is substantial.”

Yang continued, “Energy plays a fundamental role in China’s economic development and coal is a dominant component. It is used in all sectors of China’s economy and in particular in coal-fired electricity generation. With rapid economic growth in China, increasing electricity consumption continuously drives the demand for coal higher. However, due to lack of efficient coal transportation systems in the mining industry, particularly from coal mines to shipping ports, power plants, freight hubs, etc., the cost for coal transportation in China has been steadily increasing, driving up coal prices continuously. The Chinese government has plans to control coal prices, one of which is to build efficient, automated, and modern coal transportation systems at mines in major coal producing provinces.”

Yang added, “Linear motor technology can be customized for fast, safe, clean, efficient, unmanned, and low cost freight transportation. I am very pleased that the Company has been chosen to be a key player in building this system in inner-Mongolia.  Inner Mongolia is a province with an abundance of natural resources such as coal. There are many provinces in China such as Shanxi and Yunnan that have abundant coal reserves. I believe that those provinces will also need this technology once this technology is validated.”

Mr. Yang concluded, “This project is another demonstration of our ability to expand and penetrate new markets thanks to our strong R&D, flexible manufacturing platform and expertise in specialty electric motor technology. I am confident that we are well positioned to capture many opportunities like this in the future.”

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized and value-added products. Its major product lines include linear motors, automobile specialty micro-motors, and industrial rotary motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in oil services, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, petrochemical, as well as in the metallurgical and mining industries.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Through its U.S. and China-based subsidiaries, the Company operates three manufacturing facilities in China located in Harbin, Weihai, and Shanghai with a total of approximately 2,000 employees. Each of the three manufacturing facilities is dedicated to a specific product line and is equipped with state-of-the-art production equipment and quality control systems.

As China continues to grow its industrial base, Harbin Electric aspires to be a pioneer in leading the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit http://www.harbinelectric.com.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled 'Risk Factors' in its annual report on Form 10-K for the year ended December 31, 2008. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as 'believe,' 'expect,' 'may,' 'will,' 'should,' 'project,' 'plan,' 'seek,' 'intend,' or 'anticipate' or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

For investor and media inquiries, please contact:

    In China
     Harbin Electric, Inc.
     Tel:   +86-451-8611-6757
     Email: MainlandIR@Tech-full.com

    In the U.S.
     Christy Shue
     Harbin Electric, Inc.
     Executive VP, Finance & Investor Relations
     Tel:   +1-631-312-8612
     Email: cshue@HarbinElectric.com

     Kathy Li
     Christensen Investor Relations
     Tel:   +1-212-618-1987
     Email: kli@christensenir.com